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                                                                    EXHIBIT 99.3

                            EXCHANGE AGENT AGREEMENT
                           DATED AS OF _______ , 1998


United States Trust Company of
New York
114 West 47th Street
New York, New York 10036
Attention: Corporate Trust Division

Ladies and Gentlemen:

         Eye Care Centers of America, Inc., a Texas corporation (the "Company"), together with its subsidiary guarantors set forth on Schedule I hereto, is offering to exchange up to $100,000,000 in principal amount of 91/8% Senior Subordinated Notes due 2008 and up to $50,000,000 in principal amount of Floating Interest Rate Subordinated Term Securities due 2008 (FIRST(sm)) (collectively, the Exchange Notes") for $100,000,000 in principal amount of its 91/8% Senior Subordinated Notes due 2008 and up to $50,000,000 in principal amount of its outstanding Floating Interest Rate Subordinated Term Securities due 2008 (FIRST(sm)), respectively (collectively, the "Initial Notes" and together with the Exchange Notes the "Notes"), upon the terms and conditions set forth in the Prospectus dated __________, ___ 1998 and in the related Letter of Transmittal (together, the "Offer") annexed hereto as Exhibits A and B, respectively. Capitalized terms not defined herein shall have the meanings set forth in the Offer.

         The Company hereby appoints you to act as Exchange Agent in connection with the Offer and by your acknowledgment and acceptance of this Letter Agreement you hereby accept such appointment.
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         The Letter of Transmittal that accompanies the Prospectus sent to the holders of Initial Notes (the "Initial Noteholders") shall be used by the Initial Noteholders to accept the Offer, and contains instructions with respect to the delivery of the Initial Notes for the Exchange Notes.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions and shall take such additional reasonable action as from time to time may be reasonably requested and directed in writing by the Company:

         1. You are to mail the Prospectus and the Letters of Transmittal to all of the Initial Noteholders on the day that you are notified in writing by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, and to make subsequent mailings thereof to persons who become Holders prior to the Expiration Date as may from time to time be requested by the Company.

         2. The Offer shall expire at 5:00 p.m. New York City Time, on __________, 1998 (the "Expiration Date"), or at any subsequent time to which the Company, in its sole discretion, may extend the Offer by giving written notice to you and a timely public announcement no later than 5:00 p.m. on the next business day following the Expiration Date.

         3. You are hereby directed to establish an account with respect to the Exchange Notes (the "Book Entry Transfer Facility") at The Depository Trust Company ("DTC") within two days after the date of the execution of this Letter Agreement. Any financial institution that is a participant in the Book-Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the Initial Notes by causing the Book-Entry Facility to transfer

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such Initial Notes into your account in accordance with the procedure for such transfer established by the Book-Entry Transfer Facility.

         4. You are to examine the Letters of Transmittal, the Initial Notes and other documents, if any, as required by the Letter of Transmittal, delivered or mailed to you or transmitted by facsimile transmission, as such form of delivery is provided for in the Offer to ascertain whether (i) the Letters of Transmittal are duly executed and completed in accordance with the instructions set forth in the Offer, (ii) the other documents, if any, are properly executed and completed and (iii) the Initial Notes have been tendered in accordance with the instructions in the Letter of Transmittal and the Prospectus, provided, however, that you shall be entitled to rely on the DTC electronic messages sent regarding ATOP delivery of the Initial Notes to the Exchange Agent's account at DTC from the DTC participants listed on the DTC position listing provided to you. In each case where a Letter of Transmittal has been improperly executed or completed or, for any reason, is not in proper form, or some other irregularity in connection with the acceptance of the Offer exists, and if, in your opinion, the time available to you so permits, you will endeavor to contact the tendering Initial Noteholder, in the manner directed by the Company and agreed to by you, to give such Initial Noteholder an opportunity to correct the irregularity in the manner directed by the Company in a timely manner and agreed to by you. Determination of all questions as to the proper completion or execution of a Letter of Transmittal or as to the proper form for transfer of the Initial Notes or as to any other irregularity in connection with the acceptance of this offer shall be made by the Company, in its sole discretion, which determination shall be final and binding on all tendering Initial Noteholders.

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         5. Tenders of Initial Notes may be made only as set forth in the Letter of Transmittal. Any additional handling, copying or retention requests from the Company shall be at the Company's expense. The issuance of the Exchange Notes shall only be done upon: (a) receipt of all tendered Initial Notes, fully executed and properly completed Letters of Transmittal and accompanying documentation required by the Offer, by the Exchange Agent; (b) delivery by the Exchange Agent of the tendered Initial Notes to the Trustee for cancellation in accordance with the Indenture; and (c) receipt of the duly authenticated
Exchange Notes from the Trustee. The Exchange Agent shall then deliver the authenticated Exchange Notes to the tendering Initial Noteholders in accordance with the instructions of each tendering Initial Noteholder in the Letters of Transmittal. Any exceptions, alternatives or deviations from the delivery instructions described in the Letter of Transmittal and the Prospectus shall only be upon the written instructions of the Company, together with indemnity satisfactory to you, in your reasonable discretion, for any Losses (as hereinafter defined) that you may suffer in connection with the making of such payment. You shall have no duty to enforce any guarantees given pursuant to the section entitled "The Exchange Offer - How to Tender" in the Prospectus.

         6. On each business day up to and including the Expiration Date, you are to notify by facsimile, to (i) Douglas C. Shepard, Vice President/Controller (telephone: (210) 524-6538) and facsimile: (210) 524-6996)) and (ii) Francis J.
Feeney, Jr., Esq. (telephone: (617) 951-6906) and facsimile: (617) 951-1295))
and such other persons as the Company may reasonably request, of the aggregate principal amount of Initial Notes that have been properly tendered pursuant to the offer and the number properly tendered that day.

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         7.       The tendered Initial Notes are to be dealt with as follows:

                  (i) As soon as practicable after the Company notifies you that the Expiration Date of the Offer has occurred and will not be extended pursuant to this paragraph 6 and upon receipt by you of the Initial Notes and authorization to deliver such Initial Notes as directed by the tendering Initial Noteholders, you shall (a) deliver the tendered Initial Notes to such person or entity as the Company shall designate, and (b) deliver over your window or send by first-class mail postage prepaid to, or at the direction of, each Initial Noteholder, whose Initial Notes were tendered, Exchange Notes in like aggregate principal amount in the manner described in the Offer or as otherwise directed by the Company in writing pursuant to an officers' certificate;

                  (ii) Tenders pursuant to the Offer are irrevocable, except as set forth in the Letter of Transmittal;

                  (iii) If, pursuant to the terms of the Offer, the Company does not accept for tender all or any part of the Initial Notes tendered, or Initial Notes tendered are withdrawn in the manner provided in "The Exchange Offer - Withdrawal Rights" in the Prospectus, or partial tenders are made, you shall promptly return to, or, upon the order of, the tendering Initial Noteholder, Initial Notes not accepted, and to the extent required, submit to the Trustee for reissuance to, or upon the order of, the tendering Initial Noteholder, Initial Notes not tendered or purchased, which Initial Notes shall be returned to you for distribution to the holders of such Initial Notes;

                  (iv) Initial Notes not accepted for tender shall be forwarded by first-class mail under an existing insurance policy protecting you and the Company from loss or

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         liability arising out of the non-receipt or non-delivery of such
         Initial Notes or by registered mail insured separately for the replacement value of such Initial Notes.

         8. For your services as Exchange Agent hereunder, the Company shall pay you such fees as are set forth in Exhibit C hereto. The Company shall also reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, counsel's reasonable fees and expenses) in connection with entering into this Letter Agreement and your services hereunder promptly after submission to the Company of an itemized statement in reasonable detail within thirty (30) days following receipt of same. This paragraph shall survive any termination of this Letter Agreement.

         9.       As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto which form part of this Letter Agreement;

                  (b) will be regarded as making no representations and having no responsibilities regarding the validity, sufficiency, value or genuineness of any Initial Notes deposited with you hereunder, and will not be required to and will not make any representation as to the validity, value or genuineness of the Offer;

                  (c) will be regarded as making no representations and having no responsibilities regarding the validity, sufficiency, adequacy or accuracy of the Prospectus or the Letter of Transmittal or any other disclosure materials delivered in connection therewith;

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                  (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with an indemnity from the Company satisfactory to you;

                  (e) may rely on and shall be protected in acting in reliance upon any instruction, direction, Officers, Certificate, certificate, instrument, opinion, notice, letter, telegram or other document delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

                  (f) may rely on and shall be protected and fully indemnified, pursuant to paragraph 9 hereof, in acting upon the written or oral instructions confirmed in writing by facsimile transmission, with an original delivered by guaranteed overnight courier, with respect to any matter relating to your acting as Exchange Agent;

                  (g) may consult with counsel satisfactory to you (including counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in reliance upon such opinion, provided, that you shall promptly notify the Company in writing of any action taken or omitted by you in reliance upon such opinion; and

                  (h) shall not at any time advise any Initial Noteholder tendering pursuant to the Offer as to the wisdom of making such tender or as to the market value of the Exchange Notes.

         10. The Company covenants and agrees to indemnify and hold harmless United Trust Company of New York and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") and hold each Indemnified Party

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harmless against any loss, liability or reasonable expense of any nature
(including reasonable legal and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder; provided, however, that no Indemnified Party shall be indemnified against any such loss, liability or expense arising out of such party's gross negligence or bad faith. In no event shall you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action. To the extent stated below, the Company shall not be liable under this indemnity with respect to any claim against any Indemnified Party unless the Company shall be notified by such Indemnified Party by letter, or by cable, telex or telecopier, confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summonses and complaints, or other legal process, giving information as to the nature and basis of the claim, but failure so to notify the Company shall not relieve the Company of any liability which it may have otherwise than on account of this Agreement or hereunder except such liability which is a direct result of such Indemnified Party's failure to notify promptly. The Company shall be entitled to participate at its own expense in the defense against any such claim or legal action. If such Indemnified Party in such notice so directs, the Company shall assume the defense of any suit brought to enforce any such claim. If such Indemnified Party does not so direct the Company but elects not to defend any such claim or legal action or if such Indemnified Party has elected to defend any such claim or legal action but is not, in the reasonable judgment of the Company,

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diligently pursuing such defense, then the Company may elect to assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense, the Company shall not be liable for any fees and expenses thereafter incurred by such Indemnified Party's counsel, except for any reasonable fees and expenses of such Indemnified Party's counsel incurred in representing such Indemnified Party that are necessary and appropriate as a result of the need to have separate representation because of a conflict of interest between such Indemnified Party and the Company. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

         11. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first-class certified or registered mail, postage prepaid, or telecopied as follows:

       If to the Company
       address to the
       Company at:                      Eye Care Centers of America, Inc.
                                        1163 West Avenue
                                        San Antonio, Texas  78213
                                        Telephone:  (210) 340-3531
                                        Fax:  (210) 524-6996
                                        Attn:  President

       and a copy to:                   Hutchins, Wheeler & Dittmar
                                        A Professional Corporation
                                        101 Federal Street
                                        Boston, Massachusetts  02110
                                        Telephone:  (617) 951-6600
                                        Fax:  (617) 951-1295
                                        Attn:  Francis J. Feeney, Jr., Esq.

       If to you:                       United States Trust Company of New York
                                        114 West 47th Street

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                                        New York, New York 10036
                                        Telephone:  (212) 852-1664
                                        Fax:  (212) 852-1626
                                        Attn:  Ms. Patricia Stermer

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purpose.

         12. The Letter Agreement shall be construed and governed by the laws of the State of New York.

         13. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York state or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Letter Agreement, shall be heard and determined in such a New York state or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

         14. This Letter Agreement may only be modified in writing. Any inconsistency between this Letter Agreement and the Prospectus and related Letter of Transmittal, as they may from time to time be amended, shall be resolved in favor of the Prospectus and the related Letter of Transmittal, except wit h respect to duties, liabilities and indemnification of you as Exchange Agent which shall be governed exclusively by this Letter Agreement.

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         15. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

         16. This Letter Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument.

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         Please acknowledge receipt of this Letter Agreement and confirm your agreement to the arrangements herein provided by signing and returning the enclosed copy.

                                        Very truly yours,

                                        EYE CARE CENTERS OF AMERICA, INC.


                                        By:______________________________
                                             Name:
                                             Title:


ACKNOWLEDGED, ACCEPTED AND AGREED TO
THIS ____ DAY OF___________, 1998:

UNITED STATES TRUST COMPANY OF
NEW YORK


By:______________________________
     Name:
     Title:



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                                   SCHEDULE I
                          List of Subsidiary Guarantors


                         Enclave Advancement Group, Inc.
                         ECCA Managed Vision Care, Inc.
                           Visionworks Holdings, Inc.
                                Visionworks, Inc.
                          Visionworks Properties, Inc.
                             Eye Care Holdings, Inc.
                        Visionary Retail Management, Inc.
                           Visionary Properties, Inc.
                               Visionary MSO, Inc.
                              The Samit Group, Inc.
                                 Hour Eyes, Inc.
                              Skylab Optical, Inc.
                       Metropolitan Vision Services, Inc.

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                                    EXHIBIT C
                                SCHEDULE OF FEES
                     United States Trust Company of New York
                                    to act as
                                 Exchange Agent


                           Exchange Agent Fee: $7,500





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